Filed Pursuant to Rule 424(b)(3)
Registration No.: 333-099565

PROSPECTUS SUPPLEMENT NO. 7 to Prospectus Dated January 15, 2003
of
COMPUTER ASSOCIATES INTERNATIONAL, INC.
Relating to
Resales by Selling Securityholders
of
5% Convertible Senior Notes
and Shares of Common Stock Issuable upon Conversion of the Senior Notes

        This Prospectus Supplement supplements the Prospectus dated January 15, 2003 (the "Prospectus"). This Prospectus Supplement should be read in conjunction with the Prospectus, which is to be delivered by selling securityholders to prospective purchasers along with this Prospectus Supplement. The information in the following table supersedes in part and supplements the information in the relevant section in the Prospectus.

Selling Holder	Aggregate Principal Amount of Notes Beneficially Owned and Offered	Shares of Common Stock Beneficially Owned	Shares of Common Stock Offered	Shares of Common Stock Beneficially Owned After Completion of the Offering
Conseco Annuity Assurance—Multi Bucket Annuity Convertible Bond Fund (1)	1,000,000	41,084	41,084	0
Conseco Fund Group—Conseco Convertible Securities Fund	250,000	10,271	10,271	0
Government of Singapore Investment Corporation Pte Ltd. (2)	2,000,000	112,849	82,169	*

*
Less than one percent of the issued and outstanding shares of our common stock.

(1)
Conseco Annuity Assurance—Multi Bucket Annuity Convertible Bond Fund has advised that Conseco Annuity Assurance is a wholly-owned subsidiary of Conseco, Inc.

(2)
Ho Yuit Mun, Assistant Director in the Financial Services Department of the Government of Singapore Investment Corporation Pte Ltd, exercises voting and investment control over any shares of Common Stock issuable upon conversion of the Notes owned by this selling holder.

        Prospectus Supplement dated June 26, 2003